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                        May 23, 2024

       Lee Chong Chow
       Chief Executive Officer
       Phoenix Plus Corp.
       2-3 & 2-5 Bedford Business Park, Jalan 3/137B
       Batu 5, Jalan Kelang Lama
       58200 Kuala Lumpur, Malaysia

                                                        Re: Phoenix Plus Corp.
                                                            Form 10-K for the
fiscal year ended July 31, 2023
                                                            Form 10-K/A for the
fiscal year ended July 31, 2023
                                                            File No. 333-233778

       Dear Lee Chong Chow:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Real Estate & Construction